UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 8, 2009

Commission File Number: 333-146758

China Infrastructure Construction Corporation
(Exact name of registrant as specified in its charter)

Colorado	16-1718190
(State or other jurisdiction of incorporation)	(IRS Employer Identification Number)

C915 Jia Hao International Business Center 116 Zizhuyuan Road Haidan District Beijing, China 100097
(Address of principal executive offices)

86-10-5170-9287
(Registrant’s telephone number, including area code)

(Former name or former address if changed since the last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01                      Entry into a Material Definitive Agreement

On December 8, 2009, China Infrastructure Construction Corporation (the “Company”) entered into a  Strategic Alliance Agreement of a term of 10 years with Commercial Concrete Mixer Division of China Railway Construction Group Co., Ltd. (“CRCG”), a major customer of the Company (the “Agreement”).

Under the Agreement, the Company will be obligated to build and set up concrete mixing stations in Xi’an, China and to provide the raw material purchase, internal accounting, technical and administrative staff of such stations. The Company and CRCG will jointly run and operate the concrete mixing stations. CRCG will provide the cement for manufacturing the concrete mix in such concrete mixing stations, and CRCG can purchase the concrete mix at a discounted price. Also, in accordance with the Agreement, each party will lease certain equipment to the concrete mixing stations.  There are currently no definitive terms for such leases.

In addition, the Company and CRCG will share 75% and 25% of the annual profits of such concrete mixing stations in Xi’an, respectively. The details of such profit sharing arrangement shall be further agreed upon. According to the Agreement, the management team from CRCG to work at the concrete mixing stations shall be compensated by CRCG.

On January 5, 2010, the Company issued a press release with respect to the entry of the Agreement. A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01    Financial Statements and Exhibits

(d)     Exhibits

Number	Description

99.1	Press Release of the Company dated January 5, 2010.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

China Infrastructure Construction Corporation

January 6, 2010	By:	/s/ Yiru Shi
Yiru Shi
Chief Financial Officer